CERTIFICATE OF DESIGNATIONS
PREFERENCES AND RIGHTS

OF

       SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

CICERO, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Cicero, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended through the date hereof, if amended, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of ________ shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the "SERIES A-1 PREFERRED STOCK"). The rights, preferences, restrictions and other matters relating to the Series A-1 Preferred Stock are as set forth herein.

II. DIVIDENDS

The holders of the Series A-1 Preferred Stock shall be entitled to receive dividends on the Series A-1 Preferred Stock, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefore, ratably with any declaration or payment of any dividend to holders of the Common Stock of the Corporation, when, as and if declared by the Board of Directors, in an amount per share equal to that which the holders would have been entitled to receive had they converted all of the shares of Series A-1 Preferred Stock into Common Stock immediately prior to the payment of such dividends (without giving effect to the limitations contained in Article IV.D).

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A.  "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.  "CLOSING BID PRICE" means, for any security as of any date, the last sales price of such security on the OTC Bulletin Board (the "OTC") or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A-1 Preferred Stock ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the closing bid price of such security on a national exchange or other trading market for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

C.  "CONVERSION DATE" means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

D.  "CONVERSION RATIO" means one thousand (1,000) shares of the Corporation’s Common Stock for each share of Series A-1 Preferred Stock, and shall be subject to adjustment as provided herein.

E.  "ISSUANCE DATE" means the effective date of the merger of Level 8 Systems, Inc. (“Level 8”) with and into the Corporation (the “Merger”) pursuant to which various series of Level 8 Preferred Stock shall be exchanged for shares of the Corporation’s Series A-1 Preferred Stock.

IV. CONVERSION

A.  Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article IV, each holder of shares of Series A-1 Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series A-1 Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following Conversion Ratio:

Each share of Series A-1 Preferred will initially be convertible to one thousand (1,000) shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

B.  Mandatory Conversion. The Series A-1 Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Ratio upon the occurrence of one of the following events:

(1) The Corporation consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors; and/or

(2) The Corporation having four (4) consecutive quarters of positive cash flow as reflected on the Corporation’s financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and filed with the Securities and Exchange Commission (the “SEC”).

C. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock.

(iii) No Fractional Shares. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Ratio, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v) Adjustment for Dividends. On conversion of shares of Series A-1 Preferred Stock, any accrued but unpaid dividends thereon (pursuant to Article II or otherwise) attributable to the period from the Issuance Date to the Conversion Date with respect to the converted shares of Series A-1 Preferred Stock shall not be canceled, extinguished or forfeited, but rather to the extent of the funds legally available therefor shall be paid in full to the holder thereof by the payment of an amount of shares of Common Stock valued at 100% of the average Closing Bid Price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Conversion Date; provided, however, that the Corporation shall pay such amount in cash if the holder provides the Corporation with ten (10) days prior written notice of its intention to be paid in cash, to the extent of the funds legally available therefor.

D.  Limitations on Conversions. The conversion of shares of Series A-1 Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series A-1 Preferred Stock in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series A-1 Preferred Stock in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be ____________ shares. The Cap Amount shall be allocated pro rata to the holders of Series A-1 Preferred Stock as provided in Article XV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

(ii) Additional Restrictions on Conversion or Transfer. In no event shall a holder of shares of Series A-1 Preferred Stock of the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder or any of its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

V. RESERVATION OF SHARES OF COMMON STOCK

A.  Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve _____________ shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A-1 Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of all of the Series A-1 Preferred Stock outstanding at the then current Conversion Ratio thereof. The Reserved Amount shall be allocated to the holders of Series A-1 Preferred Stock as provided in Article XV.C.

B.  Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A-1 Preferred Stock, the Corporation shall immediately notify the holders of Series A-1 Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 100% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series A-1 Preferred Stock at the then current Conversion Ratio.

VI. [INTENTIONLLY OMITTED]

VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

A.  Issuance Limitation. If the Corporation is prohibited by Rule 4350 of the NASD or any successor or similar rule, or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded (a "TRIGGERING EVENT"), from issuing all of the shares of Common Stock issuable upon complete conversion of the Series A-1 Preferred Stock (without giving effect to the limitations on conversion and exercise contained in Article IV.D of this Certificate of Designation), the Corporation shall immediately notify the holders of such Triggering Event and, within a period of five (5) days after the occurrence of such Triggering Event, purchase from each holder of the Series A-1 Preferred Stock, at a per share purchase price equal to the Market Price multiplied by the number of shares of Common Stock issuable to the holder at the then current Conversion Ratio (the "PER SHARE PRICE"), such whole number of shares of Series A-1 Preferred Stock such that the Common Stock issuable upon complete conversion of the Series A-1 Preferred Stock (without giving effect to the limitations on conversion and exercise contained in Article IV.D of this Certificate of Designation) is no longer prohibited by Rule 4350 of the NASD (or any successor or similar rule) or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded. In the event that Corporation fails to pay all or any portion of the Per Share Price in accordance with this Article VII.A, the Corporation shall immediately deliver to each holder of Series A-1

Preferred Stock to which any portion of the Per Share Price is due and payable, a promissory note, payable upon demand, in a principal amount equal to the amount of the
Per Share Price that such holder is owed in accordance with this Article VII.A, and otherwise in form and substance satisfactory to such holder. Any promissory note issued by the Corporation in accordance with this Article VII.A shall bear interest at a rate equal to the lesser of 15% per annum (calculated on a 360 day a year basis) and the highest rate permitted by applicable law.

For purposes of this Article VII.A, the term "MARKET PRICE," as of any date, (i) means the closing bid price for the Common Stock as reported on the OTC by Bloomberg Financial Markets ("BLOOMBERG") or other nationally recognized reporting service, at the option of the holder hereof, for the ten consecutive trading days immediately preceding such date, or (ii) if the OTC is not the principal trading market for the shares of Common Stock, the average of the reported bid prices reported by Bloomberg or such other nationally recognized reporting service on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last sales price reported by Bloomberg or such service for such period, or (iii) if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the pink sheets for such security as reported by Bloomberg or such service, or if no bid price is so reported for such security, the last sale price of such security as reported by Bloomberg or such service, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation.

VIII. REDEMPTION

A.  Redemption by Holder. The Series A-1 Preferred Stock is not redeemable.

IX. RANK

All shares of the Series A-1 Preferred Stock shall rank (i) prior to (a) the Corporation's Common Stock; and (b) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A-1 Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A-1 Preferred Stock (collectively, the "SENIOR Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

X. LIQUIDATION PREFERENCE

A.  If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets or intellectual property in one transaction or in a series of related transactions (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) and the consolidation or merger of the Corporation with or into any other entity (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A-1 Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of the Series A-1 Preferred Stock, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Common Stock.

B.  The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C.  The "LIQUIDATION PREFERENCE" with respect to a share of Series A-1 Preferred Stock means an amount equal to $500.00 per share plus all accrued but unpaid dividends thereon (pursuant to Article II or otherwise) through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

XI. ADJUSTMENTS TO THE CONVERSION RATIO

The Conversion Ratio shall be subject to adjustment from time to time as follows:

A.  Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Ratio shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Ratio shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

B.  Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article XI amounting to a more than 5% change in such Conversion Ratio, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Ratio at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A-1 Preferred Stock.

XII. VOTING RIGHTS

A. Except as otherwise expressly provided elsewhere in this Certificate of Designation or as otherwise required by law, (a) each holder of Series A-1 Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A-1 Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series A-1 Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Corporation shall provide each holder of Series A-1 Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

B. Series A-1 Preferred Stock Board Observer. The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall be entitled to appoint two observers to the Corporation’s Board of Directors who shall be entitled to receive all information received by the Board of Directors and to attend and participate without vote at meetings of the Board of Directors and any committees thereof (the “Board Observer Rights”).

C.  Series A-1 Preferred Stock Board Member. The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall have the option to temporarily or permanently exchange their Board Observer Rights for two seats on the Board of Directors, each having one vote. The holders of a majority of the Series A-1 Preferred Stock shall be entitled to designate, by written election delivered to the Corporation, two representatives for appointment to the Board (the “Series A-1 Board Members”). If the Board of Directors contains the maximum number of directors permitted under the By-laws and Certificate of Incorporation of the Corporation at the time that the holders of a majority of Series A-1 Preferred Stock exercise their right to designate the Series A-1 Board Members, the Corporation shall take, or cause to be taken, all actions necessary to cause the removal of a director(s) of its choosing from the Board to allow for the election of the Series A-1 Board Members to the Board of Directors. The Series A-1 Board Members, once elected to the Board, shall have all fiduciary duties and obligations of the other directors and shall be subject to the provisions of, and entitled to the rights under, the By-laws and Certificate of Incorporation of the Corporation insofar as they apply to Directors generally.

D. Company Milestone. If the Company does not have aggregate consolidated revenues of more than $1,500,000.00 as reflected on its financial statements for the six months ended December 31, 2004 prepared in accordance with GAAP and filed with the SEC, then the holders of the Series A-1 Preferred Stock shall have the right, but not the obligation, to elect a majority of the voting members of the Corporation’s Board of Directors.

XIII. PROTECTIVE PROVISIONS

Until such time as the Corporation consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors, the approval of the holders of at least 2/3 (66.6%) of the outstanding shares of the Series A-1 Preferred Stock voting together separately as a class will be required for:

A. The merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Corporation;

B. The authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred Stock (excluding debt not convertible into any such senior or Pari Passu equity security);

C.  The redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Corporation at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred Stock) or the payment of dividends or other distributions on equity securities by the Corporation (other than on the Series A-1 Preferred Stock);

D. Any amendment or repeal of any provision of the Corporation’s Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred Stock;

E. A significant change in the principal business of the Corporation as conducted at the time of the consummation of the closing of the Merger;

F. The making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by the Corporation;

G. The making of any loan or advance to any person, including, without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors and the holders of the Series A-1 Preferred Stock; or

H. The guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

In addition to the approval of the Series A-1 Preferred Stock, any liquidation, dissolution, recapitalization or reorganization of the Corporation shall also require a unanimous vote of the Board of Directors.

XV. MISCELLANEOUS

A.  Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV or repurchased by the Corporation, the shares so converted or repurchased shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

B.  Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C.  Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A-1 Preferred Stock shall be allocated to the remaining holders of shares of Series A-1 Preferred Stock, pro rata based on the number of shares of Series A-1 Preferred Stock then held by such holders.

D.  Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed and thereafter so long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series A-1 Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A-1 Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A-1 Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A-1 Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E.  Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any dividend, or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of fifteen percent (15%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F.  Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A-1 Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A-1 Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 6 business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A-1 Preferred Stock with respect to such unconverted shares of Series A-1 Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A-1 Preferred Stock.

G.  Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

H.  Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A-1 Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

I.  Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Level 8 Systems, Inc., 8000 Regency Parkway, Cary, NC 27511 Telephone: (919) 380-5000, Facsimile: (919) 380-5121, Attention: John P. Broderick with copies to Lemery Greisler, LLC, 10 Railroad Place, Saratoga Springs, New York, 12866, and (ii) if to any holder to the address set forth under the Corporation’s stock transfer records, or such other address as may be designated in writing hereafter, in the same manner, by such person.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this ____ day of November, 2004.

CICERO, INC.

By:  ____________________________
Name:  ____________________________
Title:  ____________________________

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series A-1 Preferred Stock (the "CONVERSION"), represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of Cicero, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersignedhereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion: __________________________

Applicable Conversion Ratio: ___________________

Signature:  _______________________________

Name:   _______________________________

Address:  _______________________________
_______________________________
_______________________________